EXHIBIT 10.1

EXECUTION COPY

ACQUISITION AND STOCK PURCHASE AGREEMENT

BY AND AMONG

RICEBRAN TECHNOLOGIES

AND

THE SHAREHOLDERS OF H&N DISTRIBUTION, INC.

SEPTEMBER 24, 2013

ACQUISITION AND STOCK PURCHASE AGREEMENT

THIS ACQUISITION AND STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 24, 2013 (“Effective Date”), by and among RiceBran Technologies, a California corporation (“Purchaser”), H&N Distribution, Inc., a Nevada corporation (the “Company”), Mark S. McKnight (“McKnight”), Renee S. Ellis (“Renee”) and Management Associates International, Inc., a Nevada corporation (“MA Corp”, and together with McKnight and Renee, the “Shareholders”).

RECITALS

A.            The Company is engaged in the business of functional food blending and manufacturing, and the distribution of food ingredients and products (the business conducted by the Company is referred to collectively as the “Business”)

B.            The Shareholders are the owners of 100% of the issued and outstanding shares of capital stock of the Company (the “Company Stock”).

C.            The Shareholders wish to sell all of their Company Stock and any and all other equity interests to Purchaser (the “Acquisition”) in exchange for certain cash and common stock of Purchaser as provided below.

D.            The Boards of Directors of the Company and Purchaser believe that the Acquisition is in the best interest of the Company and Purchaser and have approved the Acquisition.

E.            As an inducement to Purchaser to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement (i) McKnight entered into an employment agreement with Purchaser (“Employment Agreement”) and (ii) McKnight and Richard A. Ellis entered into non-competition agreements with Purchaser (“Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT
1.                    Acquisition and Sale of Company Stock.

1.1                Purchase and Sale of Company Stock.  Subject to all the terms and conditions of this Agreement, at the Closing (as hereinafter defined), each Shareholder shall sell, transfer and deliver to Purchaser, and the Purchaser shall purchase from each Shareholder, all the shares of the Company Stock owned by such Shareholder, free and clear of any Encumbrances (as defined in Section 2.5). The Company Stock comprises 80,000 shares of Common Stock owned by McKnight that represents 80% of the Company Stock, 18,000 shares of Common Stock owned by MA Corp that represents 18% of the Company Stock and 2,000 shares of Common Stock owned by Renee that represents the remaining 2% of the Company Stock.  The agreements of Purchaser with each of the Shareholders are separate agreements and sales, but it is a condition of the Closing, as provided in Section 5.3, that all of the Shareholders sell all of their Company Stock and other equity interests to Purchaser.

Acquisition and Stock Purchase Agreement

1.2                Determination of Purchase Price.  The purchase price for the Company Stock (“Purchase Price”) shall be paid in cash and shares of Purchaser’s Common Stock and determined pursuant to this Section 1.2 and Section 1.4 and adjusted, if applicable, as provided elsewhere in this Agreement.

1.2.1          The Purchase Price shall be based on the Adjusted EBITDA for the calendar year ending December 31, 2013.  Subject to adjustment as provided in this Section 1.2, in Section 1.4 and elsewhere in this Agreement, the applicable Purchase Price at the Adjusted EBITDA ranges set forth below shall be as follows:

Adjusted EBITDA	Purchase Price
	Cash Portion	Number of Shares of Purchaser’s Common Stock
$2,500,000 or less	$2,000,000	37,500,000
$2,500,001 to $3,000,000	$2,000,000	40,625,000
$3,000,001 to $3,500,000	$2,000,000	43,750,000
$3,500,001 or greater	$2,000,000	47,500,000

1.2.2           Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Adjusted EBITDA” means, for any applicable period of determination, the sum of the following, all as determined in conformity with GAAP, (i) the Net Income of the Company for such period, (ii) provision for income taxes of the Company, (iii) the Interest Expense of the Company for such period, (iv) the amount of amortization of intangibles for such period deducted in arriving at such Net Income, (v) the amount of depreciation for such period deducted in arriving at such Net Income, (vi) 50% of the capital expenditures made by the Company during such period, and (vii) any deductions for consulting fees or owner’s draws or other benefits payable to Shareholders or relatives of either Shareholder during such period other than an annual salary of $200,000 to McKnight and $104,000 to Richard A. Ellis and normal and customary company benefits for each of them.

“Cash Amount” shall mean the cash portion of the applicable Purchase Price as set forth in the table in Section 1.2.1 above.

“Closing Date Current Ratio” shall mean, as of the Closing Date, the ratio of the Company’s current assets to the Company’s current liabilities.  For purpose of this definition, current assets and current liabilities shall be determined in accordance with GAAP, except that current liabilities shall include all indebtedness for borrowed money, regardless of the time at which such indebtedness must be repaid.

Acquisition and Stock Purchase Agreement

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Interest Expense” means the total interest expense of the Company for such period with respect to all of its indebtedness other than indebtedness to the Shareholders or their controlled affiliates or relatives, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and the accretion of original issue discount on debt securities, all as determined in conformity with GAAP.  The applicable period of determination will be the four (4) full calendar quarters immediately preceding (and including the date of determination if the date of determination is the last day of a quarter) the date of determination.

“Net Income” means after-tax net income from continuing operations, excluding extraordinary gains, all as determined in accordance with GAAP.

“Closing Cash Consideration” means an amount equal to the difference between (i) the Cash Amount and (ii) the Holdback Amount.

“Closing Share Amount” shall mean the portion of the applicable Purchase Price consisting of shares of Purchaser’s Common Stock as set forth in the table in Section 1.2.1 above (subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

1.3                Payment for Company Stock as Closing.  Subject to the terms and conditions of this Agreement, at the Closing, in exchange for the Company Stock, Purchaser shall make the following payments and deliveries:

1.3.1           Cash Payment.  An aggregate amount of cash equal to the Closing Cash Consideration shall be delivered to the Shareholders as follows:  (A) MA Corp shall be entitled to receive $396,000, (B) Renee shall be entitled to receive $44,000 and (C) McKnight shall be entitled to receive $1,260,000.

1.3.2           Stock Payment.  An aggregate number of shares the Purchaser’s common stock (“Purchaser Common Stock”) equal to the Closing Share Amount shall be delivered to the Shareholders, with each Shareholder receiving the number of shares of Purchaser Common Stock at different Adjusted EBITDA amounts for 2013 as set forth below:

Adjusted EBITDA	Number of Shares of Purchaser’s Common Stock
	McKnight	MA Corp	Renee
$2,500,000 or less	31,250,000	5,625,000	625,000
$2,500,001 to $3,000,000	33,750,000	6,187,500	687,500
$3,000,001 to $3,500,000	36,250,000	6,750,000	750,000
$3,500,001 or greater	39,250,000	7,425,000	825,000

The share amounts set forth in the table above are subject to adjustment for stock splits, stock dividends, recapitalizations and the like.

Acquisition and Stock Purchase Agreement

1.4                Determination of Adjusted EBITDA.  The amounts payable to the Shareholders at Closing under Sections 1.3.1 and 1.3.2 shall be determined based upon the Interim Financial Statements, Monthly Financial Statements and the Adjusted EBITDA calculations provided by the Company to Purchaser pursuant to Section 2.7.2.  If the Interim Financial Statements and the Monthly Financial Statements do not cover all periods in calendar year 2013, then the parties shall assume that the Adjusted EBITDA for each of the months in 2013 not covered by Monthly Financial Statements shall be the same as the Adjusted EBITDA for the most recent monthly period included in the Monthly Financial Statements.

1.5                 Intentionally Omitted.

1.6                Purchase Price Adjustment.  The Purchase Price determined at Closing pursuant to Section 1.4 shall be adjusted as provided in this Section 1.6.

1.6.1           Determination of Post-Closing Adjustments.  As promptly as practicable, but no later than fifteen (15) days after the later of (i) December 31, 2013 and (ii) the Closing Date, Purchaser shall cause the Company to:

(a)            determine the Adjusted EBITDA for calendar year 2013 based upon the actual financial results of the Company for 2013;

(b)            determine the Closing Date Net Cash; and

(c)            send notice to the Shareholders of the Company’s determination of Adjusted EBITDA and Closing Date Net Cash, along with the calculations used by the Company to determine such amounts (“Adjustment Notice”).

1.6.2           Payment of the Purchase Price Adjustment.  Promptly following the determination of the Adjusted EBITDA and Closing Date Net Cash pursuant to Sections 1.6.1(a) and 1.6.1(b), but no more than ten (10) business days following the date the Adjustment Notice is sent to the Shareholders, the following shall occur:

(a)          If Adjusted EBITDA as determined pursuant to Section 1.6 would cause the Purchase Price to be greater than the Purchase Price as determined pursuant to Section 1.4, then Purchaser shall promptly issue to the Shareholders a number of shares of Purchaser Common Stock equal to such difference in Purchase Price, divided by $0.08 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

(b)          If Adjusted EBITDA as determined pursuant to Section 1.6 would cause the Purchase Price to be less than the Purchase Price as determined pursuant to Section 1.4, then the Shareholders shall promptly return to the Company for cancellation a number of shares of Purchaser Common Stock equal to such difference in Purchase Price, divided by $0.08 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

(c)          If the Closing Date Net Cash as determined pursuant to Section 1.6 is greater than zero dollars ($0.00) and the Closing Date Current Ratio does not violate the terms and of this Agreement, then the Company shall promptly pay to the Shareholders an amount cash equal to the Closing Date Net Cash.

Acquisition and Stock Purchase Agreement

(d)          If the Closing Date Net Cash as determined pursuant to Section 1.6 is less than $0.00, then the Shareholders shall promptly pay to the Company an amount of cash equal to the amount equal to the absolute value of such negative dollar amount.

(e)          If the Company is required to pay to the Shareholders any shares of Purchaser Common Stock pursuant to Section 1.6.2(a) or any cash pursuant to Section 1.6.2(c), then the Company shall allocate the amount paid to each Shareholder based upon the number of shares of Company Stock owned by such Shareholder at Closing relative to the total number of shares of Company Stock that are outstanding at Closing.

1.6.3           Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Auditors” shall mean BDO USA, LLP, or any other independent accounting firm approved by Purchaser in writing.

“Filling Machine” shall mean the All-Fill 24 head rotary filling machine that the Company intends to purchase and acquire before the Closing.

“Closing Date Net Cash” shall mean, as of the Closing Date, the difference between (i) the amount of cash held by the Company and (ii) the sum of (A) the total amount of all customer deposits, (B) income taxes of the Company incurred or relating to periods on or prior to the Closing that have not be paid before the Closing; (C) the total debt amount owed by the Company in respect of borrowed money; and (D) fifty percent (50%) of the cost to purchase and install the Filling Machine.

1.7                Holdback.  At Closing, Purchaser shall withhold and retain a fraction of the Cash portion of the Purchase Price (“Holdback Amount”) that otherwise would be paid to the Shareholders, and pay such portion of the Purchase Price as described in this Section.  The Holdback Amount shall be $300,000.  The Shareholders understand and agree that the Holdback Amount shall be held in a separate account of Purchaser (“Holdback Account”) to partially secure the Purchaser’s indemnification and Setoff rights pursuant to Section 7.  Subject to the rights of the Purchaser set forth herein, the Company shall deliver to the Shareholders one half of the amount remaining in the Holdback Account that is not subject to Purchaser’s indemnification and Setoff rights under Section 7 on the first anniversary of the Closing and the balance of the amount remaining in the Holdback Account that is not subject to Purchaser’s indemnification and Setoff rights under Section 7 on the second anniversary of the Closing.  Notwithstanding the foregoing provisions of this Section 1.7, the Shareholders shall not be entitled to receive any portion of the Holdback Amount unless on the first anniversary of the Closing McKnight is an employee of Purchaser or one of Purchaser’s subsidiaries and the Shareholders shall not be entitled to receive any portion of the Holdback Amount on the second anniversary of the Closing or thereafter unless on such date McKnight is an employee of Purchaser or one of Purchaser’s subsidiaries.  Any portion of the Holdback Amount that is paid by Purchaser to the Shareholders shall be allocated among the Shareholders as follows:  (i) 80% to McKnight, (ii) 18% to MA Corp and (iii) 2% to Renee.

Acquisition and Stock Purchase Agreement

1.8                The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weintraub Tobin Chediak Coleman Grodin Law Corporation, 400 Capitol Mall, Eleventh Floor, Sacramento, CA 95814, at 10:00 a.m., as soon as practicable, but not later than fifteen (15) days after all the conditions set forth in Section 5 hereof have been satisfied or waived, or on such other date, time and place as Purchaser and the Shareholders may mutually agree (“Closing Date”).  At the Closing (i) each Shareholder shall deliver to the Purchaser certificates representing the Company Stock owned by such Shareholder, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite state and federal transfer stamps affixed thereto, (ii) Purchaser shall wire the cash amounts described in Section 1.3.1 to the accounts designated by the Shareholders, (iii) Purchaser shall deliver to the Shareholders the shares of Purchaser Common Stock described in Section 1.3.2, (iv) Purchaser shall deliver the Holdback Amount to a specially designated account of Purchaser and (v) the Company, Shareholders and the Purchaser, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party.  Each Shareholder shall receive a share certificate in its name for all of the shares of Purchaser Common Stock to be issued to such Shareholder.

1.9               Withholding Taxes.  Any amounts payable to any Shareholder pursuant to this Section 1 shall be subject to, and reduced by an amount equal to, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such Shareholder) in connection with the acquisition of such Shareholder’s Company Stock.

1.10             Fractional Shares.  No fraction of a share of Purchaser Common Stock will be issued, but in lieu thereof, each Shareholder who would otherwise be entitled to a fraction of a share of Purchaser Common shall be entitled to receive from Purchaser a full share of Purchaser Common Stock.

1.11             Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing Company Stock shall have been lost, stolen, destroyed or not otherwise issued, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof the consideration required pursuant to Article I hereof; provided, however, that Purchaser may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the shareholder to whom a certificate was not issued or who is the owner of such lost, stolen or destroyed certificates to enter into a customary indemnification agreement with Purchaser, pursuant to which such shareholder shall agree to indemnify Purchaser and its transfer agent against any claim that may be made against Purchaser or its transfer agent with respect to the certificates alleged to have been lost, stolen, destroyed, or never issued.

1.12             Legends.  The shares of Purchaser Common Stock to be issued hereunder shall be issued in a private placement as “restricted securities” as defined under Rule 144 of the Securities Act of 1933, as amended (“Securities Act”) and will be subject to the following legend (and any other legends required under state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION THEREFROM AND THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

Acquisition and Stock Purchase Agreement

2.                   Representations and Warranties of the Company and Shareholders.

The Company and the Shareholders, jointly and severally, hereby represent and warrant to Purchaser that each of the following representations and warranties is true and correct in all respects as of the Closing, except as disclosed in a letter separately delivered to Purchaser by the Shareholders and the Company (the “Disclosure Letter”).  As used herein, the term “Knowledge” shall mean actual knowledge upon reasonable investigation, and with respect to the Company, shall mean the actual knowledge upon reasonable investigation of any Shareholder and any officer of the Company.  For purposes of this Agreement, “Material Adverse Effect” shall mean with respect to an entity, the Shareholders or the Business, any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the Business, assets (including intangible assets), capitalization, condition, prospects or results of operations of such entity or person; provided, however, that in no event shall changes generally affecting the industry in which such entity currently operates or conducts business, or changes generally affecting the United States economy, constitute a Material Adverse Effect.

2.1                Organization and Authority to Do Business.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and is qualified to do business in every jurisdiction in which it is required to be qualified.  The Company has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Correct and complete copies of the Company’s articles of incorporation and bylaws have been furnished to the Purchaser (together, the “Charter Documents”).  Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company have been furnished to the Purchaser.  The Company is not in default under or in violation of any provision of its Charter Documents.

2.2                Authority and Enforceability.  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  The board of directors of the Company has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby thereby.  No additional corporate proceedings on behalf of the Company are necessary to approve this Agreement or the consummation of the Acquisition.  This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with their terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Acquisition and Stock Purchase Agreement

2.3                Capitalization.  The authorized shares of the Company consist of 100,000 shares of Common Stock.  The Company Stock held by the Shareholders and outstanding as of the Effective Date consists of, and as of the Closing will consist of, 80,000 shares of Common Stock held by McKnight, 18,000 shares of Common Stock held by MA Corp and 2,000 shares of Common Stock held by Renee. The Company Stock has been duly authorized, is validly issued, fully paid and nonassessable, and is not subject to, nor was it issued in violation of, any preemptive rights or rights of first refusal.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement), (ii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, (iii) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company, and (iv) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.  The Company has not at any time redeemed any shares of its stock.

2.4                No Subsidiaries.  The Company has no subsidiaries and has never had any subsidiaries and does not own or have the right to acquire an equity interest in any other entity.

2.5               Consents and Approvals; No Violations.  Except as set forth on Section 2.5 of the Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any governmental body, court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Authority”) is necessary for the consummation of the Acquisition.  Except as set forth on Section 2.5 of the Disclosure Letter, neither the execution and the delivery of this Agreement nor the consummation of the Acquisition will:  (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Authority, any nongovernmental, self‑regulatory organization or agency to which the Company or any of its properties or assets may be subject, or any court to which the Company is subject, or any provision of the Charter Documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets).  For purposes of this Agreement, “Encumbrance” means any encumbrance, claim, lien, charge, mortgage, security interest, equity, option, pledge, restriction on transferability (including, without limitation, any voting agreement, voting trust, any restriction on voting rights or right of disposition), defect of title, attachments, preliminary attachments or adverse claims (whether or not made, known or contingent) or other claims or third party rights of whatever nature on any property or property interest.

2.6               Brokers’ Fees.  The Company has no Liability or obligation to pay any fees, commissions or expenses to any broker, finder, or agent with respect to the Acquisition.

Acquisition and Stock Purchase Agreement

2.7                Financial Statements.

2.7.1        Current Financial Statements.  The Company has delivered to Purchase true and complete copies of (i) the Company’s unaudited balance sheet as of December 31, 2012 and December 31, 2011, and the related unaudited statements of income of the Company for the periods covered therein, (collectively, the “Current Annual Financial Statements”), (ii) the unaudited balance sheet of the Company as of June 30, 2013 and the related statement of income for the six month period then ended, and (iii) the unaudited balance sheet of the Company as of July 31, 2013 and August 31, 2013, and the related statement of income for the months then ended (collectively, the financial statements delivered pursuant to clauses (ii) and (iii), the “Current Interim Financial Statements”, and with the Current Annual Financial Statements, the “Current Financial Statements”). The Current Financial Statements (i) are correct and complete in all material respects, (ii) are consistent with, and have been prepared from, the books and records of the Company, and (iii) fairly present the financial condition and operating results of the Company at the respective dates thereof and for the periods indicated.  The balance sheet of the Company as of August 31, 2013 included in the Current Financial Statements is referred to herein as the “Balance Sheet”.  The loans and accounts receivable included in the Business assets are bona fide and are collectible at their recorded amounts, and are not subject to any offsets or defenses to payment.

2.7.2           Audited Financial Statements.

    (a)            The Shareholders shall use their best efforts to cause the Company to deliver to Purchaser by October 31, 2013, true and complete copies of (i) the Company’s audited balance sheet as of December 31, 2012 and December 31, 2011, and the related audited statements of income and statements of cash flows of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the unqualified reports thereon of the Auditors (as defined below), (ii) the unaudited balance sheet of the Company as of September 30, 2013 and the related statement of income and statement of cash flows for the nine month period then ended reviewed by the Auditors (“Interim Financial Statements”).  If the Closing does not occur on or before the tenth (10th) day after any month that follows September 2013, then on or before the tenth (10th) day immediately following each such month, the Company shall deliver to Purchaser true and complete copies of the Company’s unaudited balance sheet as of the last day of such month and the related statement of income for such month (collectively, “Monthly Financial Statements”). The Company financial statements described in the first two sentences of this Section 2.7.2 shall be referred to herein collectively as the “Company Financial Statements”). The Company Financial Statements shall (i) be correct and complete in all material respects, (ii) be consistent with, and have been prepared from, the books and records of the Company, (iii) be prepared in accordance with GAAP (except that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP) applied on a consistent basis throughout the periods indicated and (iv) fairly present the financial condition and operating results of the Company at the respective dates thereof and for the periods indicated, except in the case of the unaudited Company Financial Statements, to normal and recurring year-end adjustments that are not reasonably expected to be material in amount.

Acquisition and Stock Purchase Agreement

    (b)       The Interim Financial Statements and the Monthly Financial Statements shall be accompanied by true and correct calculations of the Adjusted EBITDA for each of the periods contained in the Interim Financial Statements and the Monthly Financial Statements, and shall contain detailed descriptions and calculations of all items used to determine such Adjusted EBITDA amounts.

2.8           Changes. Since August 31, 2013, there has not been, occurred or arisen any:

     (a)        material adverse change in the business of the Company or, to the Knowledge of the representing parties, any event or condition that has had or is reasonably likely to have a Material Adverse Effect on the business of the Company;

     (b)        material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

     (c)       payment, discharge or satisfaction, in any amount in excess of $20,000 in any one case, or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction of liabilities in the ordinary course of business;

 (d)       capital expenditure or commitment by the Company outside the ordinary course of business exceeding $20,000 individually or $50,000 in the aggregate;

     (e)       destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance);

 (f)        change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

 (g)       declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property), or redemption in respect of any Company Stock;

 (h)        increase in the salary or other compensation payable or to become payable by the Company to any person who is one of the Company's officers, directors, employees or contract workers, other than in the ordinary course of business, or to advisors or consultants as of the date hereof, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

 (i)        other than in the ordinary course of business, any termination, extension, amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which the Company or its assets are bound;

 (j)        sale, lease, license (outside of the ordinary course of business) or other disposition of any of the material properties of the Company, or the creation of any Encumbrance on any such material asset or material property, except Encumbrances for Taxes not yet due and payable;

Acquisition and Stock Purchase Agreement

    (k)      loan by the Company to any person, incurring by the of any indebtedness for borrowed money, guaranteeing by the Company of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees or contract workers for travel and business expenses and customer accounts receivable, in each case in the ordinary course of business consistent with past practices;

 (l)        waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company except in the ordinary course of business;

     (m)      written or, to the Company's Knowledge, oral notice of any claim or potential claim of ownership by any person other than the Company of the Company's Intellectual Property or of infringement by the Company of any other Person's Intellectual Property (as defined below);

 (n)       agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company outside of the ordinary course of business; or

 (o)        agreement by the Company to do any of the things described in the preceding clauses of this Section.

2.9                Absence of Undisclosed Liabilities.  Except as disclosed on Section 2.9(a) of the Disclosure Letter, the Company has no Liabilities of any nature (whether absolute, accrued, contingent or otherwise) except (i) Liabilities or obligations that are accrued or reserved against in the Balance Sheet, and (ii) Liabilities arising since the date of the Balance Sheet in the ordinary course of business and consistent with past practice that do not exceed $10,000 in the aggregate and that would not separately or cumulatively potentially result in a Material Adverse Effect on the Business, the Business assets or the Company.  All Company indebtedness is listed on Section 2.9(b) of the Disclosure Letter.  No event (including the Acquisition) has occurred or been alleged that is, or with the passing of any time or the giving of any notice, certificate, declaration or demand would become, an event of default under, or breach of, any of the terms of any loan, borrowing, debenture or financial facility of the Company or which would entitle any person to call for repayment prior to normal maturity.  For purposes of this Agreement, “Liability” or “Liabilities” means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

2.10             Compliance with Laws, Etc.  All activities of the Company have been, and are currently being, conducted in compliance with all applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, guidelines and other similar items of any court or other governmental entity (“Laws”).

Acquisition and Stock Purchase Agreement

2.11             Environmental Laws and Regulations.  To the Knowledge of the representing parties, there has been no storage, disposal, generation, manufacture, refinement, transportation, handling, Release (as defined below) or treatment of waste or hazardous substances by the Company at, upon, or from any of the property now or previously owned or leased by the Company in violation of any applicable Law, ordinance, rule, regulation, order, judgment, decree or permit or which could reasonably be expected to require remedial action under any applicable Law.  For the purposes of this Section, “Release” shall mean any material spill, discharge, leak, emission, injection, escape, dumping or other release of any kind.

2.12              Taxes.

2.12.1        For purposes of this Agreement:  “Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including, without limitation, taxes or withholdings associated with the use of independent contractors, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority, and “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

2.12.2        The Company has filed all Tax Returns required to be filed; all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby; all Taxes owed by the Company (whether or not shown on any such Tax Return) have been timely paid or accrued for; the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; the Company has duly and timely withheld from employee and consultant salaries, wages and other compensation and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over for all periods under all applicable Laws; the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; all deficiencies asserted or assessments made as a result of any examination or audit of the Company’s Tax Returns have been paid in full; there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the representing parties, proposed or threatened with respect to Taxes of the Company and no basis exists therefor; there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; all Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and the Company has never been a member of any Company group or had any direct or indirect ownership in any corporation, partnership, joint venture or other entity.

2.12.3        Except as have been reserved and reflected in the Current Financial Statements, the Company has no unpaid Tax liability.

Acquisition and Stock Purchase Agreement

2.13            Real Property.  The Company owns no real property.  Section 2.13 of the Disclosure Letter lists and describes briefly all real property leased, subleased, occupied, held, controlled or otherwise used or contemplated to be used by the Company.  The Company is in actual and exclusive occupation of each such property.  To the Knowledge of the representing parties, none of the properties occupied by the Company is in material violation of any Law or in violation of any building, zoning, or other ordinance, code or regulation which would have a Material Adverse Effect or materially interfere with the use and occupancy thereof in the ordinary course by the Company of its business.

2.14              Intellectual Property.

2.14.1       The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, trade secrets, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted and as proposed to be conducted, free and clear of all Encumbrances.  The Disclosure Letter contains a complete list of the Company’s patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications.  Except for agreements with its own employees or consultants and standard end-user license agreements, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity.  The Company has not received any written communication alleging that the Company has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor is the Company aware of any basis therefor.  The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted.  There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringements of Intellectual Property.

2.14.2       The Company has taken all necessary steps to protect and preserve the confidentiality of all trade secrets and other proprietary and confidential information, including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any third party (other than (i) to competent regulators, accountants and counsel, in each instance acting in their professional capacities or (ii) pursuant to competent judicial or equivalent order) has been pursuant to the terms of a written agreement between such third party and the Company.  The Company has not breached any agreements of non-disclosure or confidentiality or is currently alleged or claimed to have done so.

2.14.3      The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property used by the Company in the conduct of the Business of the rights to such contributions that the Company does not already own by operation of law.

Acquisition and Stock Purchase Agreement

2.14.4        The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to use any inventions of any of its employees made prior to their employment by the Company.

2.14.5       Each employee of the Company has executed a confidential information and invention assignment agreement, substantially in the form(s) delivered to Purchaser.  No such employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s confidential information and invention assignment agreement.  Each consultant to the Company that has had access to the Company’s intellectual property has entered into an agreement containing appropriate confidentiality and invention assignment provisions.  To the Knowledge of the Company, no officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

2.15             Title to Assets; Sufficiency of Assets.  The Company does not own any real property. The Company has good and marketable title to, or valid leasehold interests in, all assets, properties, interests in properties and rights (of every kind and character and wherever located) necessary for the conduct of the Business or used, owned, occupied or held for use by the Company in the operation of the Business, free and clear of all Encumbrances.  The tangible property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted. With respect to the property and assets is leases, the Company is in compliance with such leases in all material respects and hold a valid leasehold interest free of any Encumbrances.  The Company owns or leases all assets, whether tangible or intangible, that are necessary to conduct the Business as currently conducted or as proposed to be conducted, and none of such assets are owned or controlled by any employee, owner or affiliate of the Company.

2.16             Contracts.  Section 2.16 of the Disclosure Letter contains an accurate and complete list of every contract (whether express or implied), plan, agreement, lease or understanding to which the Company is a party or may be bound that involves (i) obligations of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) the granting of rights to manufacture, produce, assemble, distribute, license, market or sell the Company’s products or affecting the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or (d) indemnification by the Company with respect to infringements of proprietary rights (each, a “Contract,” and collectively, the “Contracts”).  The Company has performed all obligations required to be performed by it under the Contracts; there has not been any event of default (or any event or condition with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of the Company or any other party thereto under one or more Contracts; the Contracts are in full force and effect and valid and enforceable by the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors’ rights generally, by general principles of equity.

Acquisition and Stock Purchase Agreement

2.17            Insurance.  All policies of insurance maintained by the Company are listed on Section 2.17 of the Disclosure Letter, have been issued for the benefit of the Company and are adequate and customary (and will be adequate and customary as of the Closing Data) for the assets, Business and operations of the Company.  The Company has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

2.18             Litigation.  Except as described at Section 2.18 of the Disclosure Letter: (i) there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or, to the Knowledge of the representing parties, threatened against or involving the Company or any of its properties or rights, before any court, arbitrator, or administrative or Governmental Authority, and there exists no reasonable basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; (ii) there is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against the Company; and (iii) the Company is not in violation of any term of any judgment, decree, injunction or order outstanding against it.

2.19             Employees.

2.19.1         Section 2.19 of the Disclosure Letter contains a complete list of every employee and consultant of the Company, providing their position, start dates, compensation (including benefits), accrued vacation, and equity incentives issued or granted to them by the Company.

2.19.2        To the Knowledge of the representing parties, no executive, group of employees or consultant has any plans to terminate its employment or consulting relationship with the Company.  The Company is not a party to or bound by any collective bargaining agreement, and it has not experienced any strikes, has not committed any unfair labor practice and has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.  The Company is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and the Company has not violated or incurred any Liabilities for breach or unlawful termination of any employment contract with any of its employees or former employees, including Liabilities for severance payments, compensation for wrongful termination, Liabilities under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder, the Consolidated Omnibus Budget Reconciliation Act of 1985, the United States Immigration Reform and Control Act of 1986, or for failure to comply with an order for the reinstatement or reengagement and back pay of any of its employees or former employees.

2.19.3       The Acquisition will not give rise to (i) any extraordinary payment obligations to any employee, consultant or other party on the part of the Company or (ii) the right of any employee or consultant to terminate or modify the terms of such party’s relationship with the Company.

Acquisition and Stock Purchase Agreement

2.19.4       No employee, director, consultant or independent contractor is party to any contract, including without limitation any employment, consulting, contracting or similar contract, oral or written, with the Company.  No employee, director, consultant or independent contractor is entitled to severance, bonus, or any other payment upon termination of such party’s employment, consulting or independent contractor relationship with the Company or any extraordinary payment upon a change of control of the Company.  Except as disclosed in Section 2.19 of the Disclosure Letter, all employees, consultants and independent contractors provide such employment, consulting or independent contractor services to the Company on an “at will” basis.

2.20            Employee Benefits.  Section 2.20 of the Disclosure Letter lists each employee benefit plan (including without limitation health plans and plans, schemes, or arrangements in relation to death, disability or retirement of any of its current or past employees or shareholders) that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability or potential Liability and contains complete and accurate details of the basis on which the Company makes, or is liable to make, contributions to each such plan.  Each such employee benefit plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such employee benefit plan and complies in form and in operation in all respects with all applicable Laws and all contributions which are payable by the Company in respect of it and all contributions due from the employees of the Company as members of it have been duly made and the Company has fulfilled all its obligations under it.

2.21           Guarantees.  The Company is not a guarantor of, nor is it otherwise liable for, any Liability or obligation (including indebtedness) of any other person or entity.

2.22           Related-Party Transactions.

Except as set forth in Section 2.22 of the Disclosure Letter, no present or former employee, consultant, officer, shareholder, director or Affiliate (as defined below) of the Company, or, in the case of any of the foregoing who are individuals, any member of his or her immediate family, or any Affiliate of any of the foregoing:

    (a)        is indebted to the Company nor is the Company indebted (or committed to make loans or extend or guaranty credit) to any such person, other than for (i) the payment of salary or performance bonuses for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, or (iii) other standard employee benefits made generally available to all employees or to similarly situated persons;

    (b)        is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's employment with the Company or ownership of capital stock of the Company) nor, to the Knowledge of the disclosing parties, holds any direct or indirect ownership interest in any firm or corporation (i) with which the Company is affiliated or with which the Company has a business relationship or (ii) that competes with the Company, except that such persons may own stock in publicly traded companies (not exceeding one percent of any such company's outstanding capital stock) that may compete with the Company.

Acquisition and Stock Purchase Agreement

As used in this Section 2.22, the term “Affiliate” shall mean any person or entity that controls or is controlled by, or is under common control with, the designated party.  For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether by ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other interest of a person or entity.

2.23            Disclosure.  Neither any of the representations or warranties made by the Company or the Shareholders (as modified by the Disclosure Letter) in this Agreement, nor any statements made in any exhibit, schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.                     Representations and Warranties of each Shareholder

Each of the Shareholders, with respect only to such Shareholder individually and no other person or entity, represents and warrants to Purchaser that each of the representations and warranties set forth below is true and correct in all respects as of the date hereof and as of the Closing with respect to such Shareholder, except as fairly disclosed in the Disclosure Letter:

3.1                Authority and Enforceability.  The Shareholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2               No Violations.  Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which the Shareholder is bound.

3.3               Company Stock.  The Shareholder holds of record and owns beneficially the Company Stock described in Section 1.1, free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or any other Encumbrances.  The Shareholder is not a party to any option, warrant, purchase right, or other agreement, understanding, contract or commitment that would entitle the Shareholder to hold or own, directly or indirectly, of record or beneficially, any other equity interest in the Company or that could require the Shareholder to sell, transfer, or otherwise dispose of any shares of Company Stock (other than this Agreement).  The Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Stock.  There is no litigation, claim, proceeding or governmental investigation pending or threatened against the Shareholder which seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Shareholder’s ability to consummate, the Acquisition.

Acquisition and Stock Purchase Agreement

3.4                Investment Intent.

3.4.1           Securities Law Representations.  The Shareholder understands that (i) the shares of Purchaser Common Stock to be issued to the Shareholder hereunder (collectively, the “Purchaser Shares”) have not been registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the Purchaser Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws or foreign securities laws, unless exemptions from such registration and qualification requirements are available, (iii) the Shareholder has no right to require such registration or qualification (except as contemplated hereby), and (iv) the certificates representing the shares of Purchaser Common Stock to be issued hereunder shall bear the legends as set forth in Section 1 hereof.

3.4.2           The Purchaser Shares to be received by the Shareholder pursuant to this Agreement will be acquired for the Shareholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or foreign securities laws, and the Purchaser Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws or foreign securities laws.

3.4.3            The Shareholder understands that the number of shares of Purchaser Common Stock that may be issued to Purchaser under this agreement is independent of the trading price of the Purchaser Common Stock.  Such trading price could fluctuate significantly between the Effective Date and the Closing Date.  The Shareholder understands that Purchaser can unilaterally take actions that could negatively influence such trading price, including without limitation completing a reverse stock split or raising capital on terms that are unfavorable to Purchaser.

3.4.4           The Shareholder has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Purchaser Shares.  The Shareholder is able to bear the economic risk of his investment in the Purchaser Shares for an indefinite period of time.  The Purchaser Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and are subject to additional restrictions, including without limitation, rights of repurchase, rights of first refusal and restrictions on transfer as provided in this Agreement.  The Shareholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchaser Shares, has had full access to such other information concerning Purchaser as the Shareholder has requested.

3.5               Claims Against the Company.  The Shareholder does not have any claims against the Company other than rights or claims arising with respect to the Shareholder’s ownership of the Company Stock.

3.6               Spousal Consent.  The spouse of each Shareholder that is an individual has executed and delivered to Purchaser a spousal consent in the form provided by Purchaser to such Shareholder.  The Shareholder’s spouse had the full power and authority to execute and deliver the spousal consent.

Acquisition and Stock Purchase Agreement

4.                   Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Shareholder that each of the representations and warranties set forth below is true and correct in all respects as of the Closing:

4.1                Organization, Good Standing and Qualification.  Purchaser is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted.

4.2              Authority and Enforceability.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The board of directors of the Purchaser has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby thereby.  No additional corporate proceedings on behalf of the Purchaser are necessary to approve this Agreement or the consummation of the Acquisition.  This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3               SEC Reports.  Purchaser has filed all forms, reports and documents required to be filed with the United States Securities and Exchange Commission (“SEC”) since January 1, 2011.  All such required forms, reports and documents, and all exhibits and schedules thereto and documents incorporated by reference therein, (including those filed by Purchaser after the date hereof) are referred to herein as the “Purchaser SEC Reports.”  As of their respective dates, the Purchaser SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder.

4.4               Purchaser Common Stock.  The Purchaser Common Stock issuable hereunder has been duly authorized, and upon consummation of the transactions hereby, will be validly issued, fully paid and nonassessable.

5.                   Conditions to Closing

5.1               Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

5.1.1            Capital.  Purchaser shall have raised at least $7,500,000 in capital net of transaction expenses.

5.1.2            No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

Acquisition and Stock Purchase Agreement

5.1.3           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking any of the foregoing be pending.

5.2               Conditions of the Shareholders to Closing.  The obligations of each Shareholder to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholder:

5.2.1           Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 4 shall be true and correct at the Closing.

5.2.2           Covenants.  All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

5.3              Conditions of Purchaser to Closing.  The obligations of Purchaser to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

5.3.1            Representations and Warranties.  The representations and warranties of the Company and each Shareholder contained in Sections 2 and 3 shall be true and correct at the Closing.

5.3.2           Covenants.  All of the covenants and obligations that Shareholders and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

5.3.3           Due Diligence.  Purchaser shall have approved the results of its Due Diligence including the results of the Auditor’s report to the Company Financial Statements;

5.3.4           Consents.  The Company and the Shareholders shall have furnished Purchaser with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers, and delivered the notices, set forth in Section 2.5 of the Disclosure Letter and such other consents, approvals and permits that are required to complete the Acquisition and to enable the Company to own and operate the Business and the Business assets following the Closing.

5.3.5            Sale of All Company Stock.  All of the Shareholders shall have tendered all of their Company Stock to Purchaser for purchase and shall have executed this Agreement.

5.3.6            No Material Adverse Change.  Between the Effective Date and the Closing, there shall have occurred no event that resulted in or that is reasonably likely to have a Material Adverse Effect on the Company.

Acquisition and Stock Purchase Agreement

5.3.7           Securities.  All promissory notes or other indebtedness owed by the Company shall have been satisfied.  The Company shall have terminated any and all agreements, arrangements or plans relating to its equity securities, and all such agreements, arrangements and plans shall be of no further force and effect and there shall be no rights or obligations outstanding under any such agreements, arrangements or plans.

5.3.8           No Claims for Company Stock.  There must not have been made by any person other than the Shareholders with respect to the Company Stock described in Section 1.1 any claim asserting that such person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock or, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Company Stock.

5.3.9            Employment Agreement.  The Employment Agreement and any exhibits thereto shall be in full force and effect and McKnight shall have executed all applicable policies of the Purchaser relating to McKnight’s employment with Purchaser.

5.3.10        Closing Certificate. The Shareholders shall have executed and delivered to Purchaser stating that the conditions specified in Sections 5.3.1, 5.3.2, 5.3.6 and 5.3.7 have been satisfied.

5.3.11        Non-Competition Agreements.  The Non-Competition Agreements with the Shareholders shall be in full force and effect.

5.3.12       Other Documents.  The Company and the Shareholders shall have delivered any certificates, instruments, or documents that Purchaser may reasonably request in connection with the transactions contemplated by the Agreement.

6.                   Covenants

6.1               Conduct of the Business.  During the period between the Effective Date and the Closing, the Company and the Shareholders shall conduct the Business in the ordinary course and shall notify Purchaser as soon as practicable of the occurrence of any material event which would be outside the ordinary course of the Business or could cause the terms, conditions, and representations included herein or in the Agreements to become breached or violated.  The Company and the Shareholders shall operate in a way consistent with past practices and shall promptly notify Purchaser of any event, occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company without limiting the generality of the foregoing and except as expressly required by this Agreement, the Company shall not, without the prior written consent of Purchaser:

 (a)        make, or enter into any commitment to make, any capital expenditures exceeding $50,000 individually or $200,000 in the aggregate other than the cost to purchase and install the Filling Machine;

 (b)       (i) sell, license or transfer to any person or entity any rights to any Intellectual Property or enter into any agreement with respect to any Intellectual Property with any person or entity or with respect to any intellectual property of any person or entity other than in the ordinary course of business and consistent with past practices, (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity other than in the ordinary course of business and consistent with past practices, (iii) enter into any agreement with respect to the development of any intellectual property with a third party, (iv) or material change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed intellectual property to the Company;

Acquisition and Stock Purchase Agreement

 (c)        enter into or amend any material Contract pursuant to which any other party is granted marketing, distribution, development or similar rights with respect to any products or technology of the Company;

 (d)        amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts;

 (e)        commence or settle any litigation;

 (f)         declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company capital stock;

 (g)        issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue or purchase any such shares or other convertible securities;

 (h)       acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

 (i)        sell, lease, license or otherwise dispose of any properties or assets, except in the ordinary course of business and consistent with past practices;

 (j)      incur any indebtedness in excess of $50,000 or guarantee any indebtedness in excess of $50,000 other than in the ordinary course of business, or issue or sell any debt securities or guarantee any debt securities of others;

 (k)      grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

 (l)       grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Letter;

Acquisition and Stock Purchase Agreement

    (m)            adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or contract worker, or increase the salaries or wage rates of its employees or contract workers except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Disclosure Letter;

    (n)            pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

    (o)            make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (p)            enter into any manufacturing or joint marketing arrangement or agreement;

    (q)            hire or terminate any employees or contract workers other than in the ordinary course of business and consistent with past practices;

    (r)            take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would (i) prevent the Company or any of the Shareholders f rom performing or cause the Company or any of the Shareholders not to perform their respective covenants hereunder or (ii) cause or result in any or their respective representations and warranties contained herein being untrue or incorrect.

Purchaser understands and agrees that the Company and the Shareholders will operate the Business in the normal course from the Effective Date through the Closing, which includes paying bills, collecting accounts receivable and paying Shareholders in accordance with past practice in the ordinary course of business.  The Shareholders covenant that none of such activities will violate Section 6.8.

6.2           Cooperation.  The Company and the Shareholders will cooperate and use their good faith efforts to satisfy the conditions to Closing described herein and, upon satisfaction of such conditions, to consummate the transactions contemplated hereby.  From the Effective Date until the Closing, the Company and the Shareholders will:  (a) use their best efforts to protect the Business and take such actions as Purchaser may reasonably request relating to protection of such Business, and effect no transfer, sale or Encumbrance of or on any of the Business (other than in the ordinary course of the Business);  (b) engage in no transactions materially inconsistent with its representations and warranties in this Agreement; (c) obtain, before the Closing, the written consent of all third parties necessary for the Shareholders and the Company to consummate the Acquisition and as otherwise required herein; (d) notify Purchaser promptly upon receipt of any communication or legal process which commences or threatens litigation against the Shareholders, the Company, the Business, its directors, officers or any of the Business assets; and (e) provide Purchaser, whether before or after the Closing, with any further documents that Purchaser reasonably requests relating to the Business or to carry into effect the Acquisition and the transactions contemplated hereby.

Acquisition and Stock Purchase Agreement

6.3               No Shop.  From the Effective Date until termination of this Agreement (the “Exclusive Period”), the Company and the Shareholders will not, directly or indirectly, through any representative or otherwise, and will not allow any member, manager or officer of the Company and/or the Shareholders or any other person on its or their behalf (i) solicit, initiate, or encourage submission of any Alternate Transaction, or (ii) engage in any discussions with or furnish any information with respect to the foregoing to any person or any entity, or furnish any information to any person or entity that has made any proposal with respect to any such Alternative Transaction.  In addition, the Company and the Shareholders agree to immediately cease and cause to be terminated any such contacts or negotiations with third parties.  The Company and the Shareholders shall immediately notify Purchaser of all inquiries related to an Alternative Transaction, including information as to the identity of the party making the proposal and the specific terms of such proposal.  For purposes of this Section, the term “Alternative Transaction” shall mean any proposals or offers from any corporation, partnership, persons or group relating to any proposal to acquire all or any Company Stock or any acquisition, purchase or option to purchase any of the Business, any portion of the assets, or debtor equity securities of Shareholders or the Company, or any merger, consolidation, recapitalization or other business combination of any kind involving Shareholders or the Company or its Business, or any other transaction that is incompatible with the Transaction.

6.4               Notification of Certain Matters.  The Company and the Shareholders shall give prompt notice to Purchaser of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would  reasonably be expected to cause any representation or warranty of the Company or Shareholders contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Company or the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by the Company or the Shareholders pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.5                Public Announcements.  Neither the Company nor the Shareholders will issue any press release or make any statement or disclosure to any third party (whether or not in response to an inquiry) regarding the existence of this Agreement or its terms, except as may be required by law, without prior written approval of Purchaser.

6.6               Due Diligence.  Following the Effective Date, the Company will allow Purchaser to conduct due diligence as provided in this Section (“Due Diligence”).  The Company will engage the Auditors to complete an audit of the current and last two years of operations of the Company (the “Audit”) and shall instruct the Auditors to make the results of the audit immediately available to Purchaser.  During the period of the Audit and continuing until Purchaser either approves or disapproves of the results of due diligence, but in no event longer than the date that Purchaser satisfies the closing condition set forth in Section 5.1.1 (“Due Diligence Period”), the Shareholders and the Company agree to provide Purchaser and such Auditors with access to all of the books and records of the Company and of the Business and access to all other persons and all assets reasonably necessary or appropriate to evaluate the Business, customers, margins, assets, prospects, financial condition and Liabilities of the Company.  Purchaser, its representatives and the Auditors will be permitted to have discussions with all Company employees, contractors, agents, customers, suppliers and other third parties, including without limitation, any outside advisors of the Company and the Shareholders; perform a more detailed review of the historical and projected financial and operating performance of the Business; and complete, to Purchaser’ reasonable satisfaction, an investigation of all assets and Liabilities of the company, including without limitation, business, accounting, financial, intellectual property, employee,  and legal compliance matters (and all Liabilities and potential Liabilities with respect thereto).  The Shareholders and the Company agree to take all action reasonably requested by Purchaser to complete the foregoing.  Upon its completion of the Due Diligence, but in no event later than the end of the Due Diligence Period, Purchaser shall notify McKnight that it either approves or disapproves of the results of the Due Diligence.

Acquisition and Stock Purchase Agreement

6.7               Releases.

6.7.1            Effective upon the Closing, each of the Shareholders, for such Shareholder and such Shareholder’s predecessors, successors, personal representatives and assigns (the “Releasors”), hereby irrevocably releases and forever discharges the Company and Purchaser, and the Company’s and Purchaser’s past, present and future officers, directors, employees, agents, stockholders, partners, managers, successors, representatives, assigns and affiliates (other than the Shareholders) (the “Releasees”), as the case may be, from any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations, demands, however arising, whether at law or equity, actual or contingent, known or unknown, which the Releasors have as of the Closing, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided that this release shall not extend to claims or obligations arising out of, or relating to this Agreement.

6.7.2           Each Shareholder hereby acknowledges and agrees that the consideration received by each of them for the execution and delivery of this Agreement was fully negotiated and bargained for and constitutes full and fair consideration for the agreements and releases by each of them set forth in this Agreement.

6.7.3          Each Shareholder hereby confirms that such party (i) has carefully read the provisions of this Section 6.7 and the entire Agreement, (ii) has had the opportunity to review such party’s rights and obligations under the Agreement and this Section 6.7 with such parties respective attorneys, and (iii) has had ample and sufficient opportunity to consider the terms of this Section 6.7 without duress or coercion.  Accordingly, each Releasor forever waives all rights to assert that the release contained in this Section 6.7 was the result of a mistake in law or in fact or to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

6.7.4           Each Shareholder acknowledges that, in executing the release contained in this Section 6.7, such party is not relying on any representations, warranties, assurances, statements, or other information of any kind provided or made by any of the Releasees.  Each Releasor is aware that such party is releasing claims as to which such party may be currently unaware and only later may come to learn, but are nevertheless willing to enter into this release.  It is the intention of each Releasor that, notwithstanding the possibility such party discovers or gains a more complete understanding of the facts, events or law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally, and forever settled all claims released hereby.  The release in this Section 6.7 extends to claims and obligations that the Releasors do not know or suspect to exist in their favor, which, if known by such Releasor, would have materially affected his decision to enter into this release.  The releases herein given shall be, and remain in effect as, full and complete releases notwithstanding the discovery or existence of any additional or different claim or fact.

Acquisition and Stock Purchase Agreement

6.7.5            Each Shareholder acknowledges that such party has read section 1542 of the Civil Code of the State of California, which states in full:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6.7.6            Each Shareholder expressly waives all rights under Section 1542 of the Civil Code of California and any like statute, law or ordinance of any other jurisdiction whose laws may govern this Agreement, and affirm that such party is releasing known and unknown claims pursuant to this Section 6.7.

6.8                Financial Covenants.  Neither the Company nor any of the Shareholders shall take any actions that would cause (i) the Closing Date Net Cash to be a negative dollar amount or (ii) the Closing Date Current Ratio to be less than 1.35 to 1.00.

6.9                Further Action.  Before and after the Closing, each of the Purchaser and the Shareholders agrees promptly to take all such reasonable and lawful actions as may be necessary or desirable to effect the Acquisition in accordance with this Agreement, including without limitation the execution of such further instruments of conveyance and transfer and additional action as the Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Company Stock and any other transactions contemplated hereby.

6.10            Specific Performance.  Each Shareholder acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Shareholder, money damages may be inadequate and Purchaser may have no adequate remedy at law.  Accordingly, each Shareholder agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Shareholder’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

7.                    Indemnification

7.1               Survival of Representations and Warranties.  The representations, warranties and covenants of Purchaser shall expire upon the Closing and shall be of no further force or effect.  All representations and warranties the Company and/or the Shareholders in this Agreement and any other certificate or document delivered by the Company and/or the Shareholders pursuant to this Agreement shall survive the Closing and continue in full force and effect; provided that the representations and warranties of the Company and the Shareholders shall terminate on the second anniversary of the Closing Date.  All covenants and obligations contained in this Agreement shall survive the Closing until all obligations with respect thereto have been performed or until they have expired in accordance with their respective terms.  The right to indemnification, Setoff, payment of Damages (as defined in Section 7.2) or other remedy based on any representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or at the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Acquisition and Stock Purchase Agreement

7.2               Indemnification by the Shareholders.  Subject to the limitations set forth in Section 7.3 of this Agreement, each Shareholder shall jointly and severally indemnify and defend the Purchaser and its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (“Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such party in respect of any damage, Liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) (“Damages”) against or affecting such Indemnified Party or which, if determined adversely to such Indemnified Party, would give rise to, evidence the existence of, or relate to, any other Damages and the investigation, defense or settlement of any of the foregoing Damages which such Indemnified Party may suffer, sustain or become subject to, as a result of or relating to:

7.2.1           the breach of any representation or warranty made by the Company or any Shareholder contained in this Agreement or any certificate delivered to the Purchaser with respect thereto in connection with the Closing;

7.2.2           the breach of any covenant or agreement made by the Company (if such covenant or agreement is to be performed at or prior to the Closing) or any Shareholder contained in this Agreement or any certificate delivered to the Purchaser with respect thereto in connection with the Closing;

7.2.3           Taxes, assessments or other governmental charges arising from the Company and/or the Shareholders, the Business or the Company through the Closing Date;

7.2.4           any claim alleging liability against the Company and/or the Shareholders or Purchaser for any act or omission of the Company and/or the Shareholders or any managers, members, officers or employees or circumstance relating to the Company or the Business arising before the Closing Date or the transactions contemplated by this Agreement;

7.2.5            any claim of infringement or violation of the intellectual property rights of a third party or failure of the Company to be the owner of the Business and the assets of the Business without any liens or other Encumbrances except as specifically set forth in the Disclosure Letter;

7.2.6           any claim or cause of action alleging liability related to any agreement with any of the employees or independent contractors or the Company or the Business, any agreement between the Company or the Shareholders or any of them and any third party relating to the Business or the Company before the Closing Date;

Acquisition and Stock Purchase Agreement

7.2.7           any claim or cause of action by or on behalf of a creditor of either or both of the Company and the Shareholders asserting liability against Purchaser, as purchaser of the Company Stock or the Business, or seeking to impose any lien or any other encumbrance upon any of the Company Stock or Business assets, for obligations of any of the Company and the Shareholders

7.2.8           any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date; or

7.2.9           the breach of any representation, warranty, covenant or agreement made by the Shareholders pursuant to the Non-competition Agreements.

The Purchaser’s remedy for any indemnification of Damages hereunder may be satisfied by proceeding against one or more Shareholders individually for all or any portion of any such Damages or pursuant to the terms of Section 7.5, or both.

7.3                Limitations.  The total liability of the Indemnifying Parties pursuant to Section 7 shall not exceed $3,000,000, except for Damages resulting from or involving fraud or willful misconduct on the part of any Indemnifying Party, which shall not be limited.

7.4               Procedure for Indemnification.

7.4.1            If an Indemnified Party seeks indemnification under this Section 7, such Indemnified Party shall give written notice to the party hereto from whom the Indemnified Party is seeking such indemnification (the “Indemnifying Party”) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), whether insurance may be available (if known), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 7, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to notify any applicable insurer and to control (subject to the rights of such insurer) the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at its expense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first agree to be fully responsible for all Damages relating to such claims and that it will provide full indemnification to the Indemnified Party for all Damages (to the extent not reimbursed by insurance) relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

Acquisition and Stock Purchase Agreement

7.4.2           If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

7.4.3           If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.  If the Indemnified Party shall control the defense of any such claim, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if the Indemnifying Party is a named defendant in such claim and pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnifying Party or if such settlement does not expressly unconditionally release the Indemnifying Party from all liabilities and obligations with respect to such claim, without prejudice.

7.5                Payments and Setoff.  Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party, which notice shall state the amount of the claim, describe in reasonable detail the facts giving rise to the claim for indemnification, state the amount or method of computation of the amount of such claim (if then known) and reference the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, unless the claim is subject to defense as provided hereunder, in which case payment shall be made not later than ten (10) days after the amount of the claim is finally determined.  Any payment required under this Section 7 which is not made when due shall bear interest at the rate per annum determined, from time to time under the provisions of Section 6621(a)(2) of the Code for each day until paid.  Notwithstanding the foregoing, Purchaser may, at its sole discretion, offset any amounts owed by any Shareholder pursuant to this Agreement by applying such amount to offset the Holdback Amount and portions of the Holdback Amount that otherwise would be payable to McKnight and any other amounts that may be due from the Indemnified Parties to the Company and the Shareholders (“Setoff”); provided, however, that nothing in this Section 7 or otherwise shall limit Purchaser’s recovery of Damages to the amount of the Holdback Amount.

Acquisition and Stock Purchase Agreement

7.6               Shareholder Representative.  To facilitate the implementation of the Agreement, each Shareholder hereby does irrevocably authorize and appoint Mark S. McKnight as the Shareholder representative (the “Shareholder Representative”) (i) to receive all notices in accordance with this Agreement, and (ii) to negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement, including under Section 7 of this Agreement.  Purchaser can rely on any instructions of or any consents executed by the Shareholder Representative as binding on all of the Shareholders for all purposes under this Agreement.

7.6.1           The Shareholder Representative shall not be liable to any person or entity for any action taken or any omission to act, in good faith, in connection with the responsibilities as Shareholder Representative under this Agreement.

7.6.2           The Shareholder Representative may not resign prior to one hundred eighty (180) days following the Closing without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  Upon any such resignation, the Shareholders (acting by written consent of Shareholders who held of record at least a majority of the shares of Company Stock outstanding immediately prior to the Closing) shall promptly appoint a new Shareholder Representative to replace such resigning Shareholder Representative with the same powers and duties as such resigning Shareholder Representative, and if the Shareholder Representative or any successor shall die or become unable to act as the Shareholder Representative, a replacement shall promptly be appointed by a writing signed by Shareholders who held of record at least a majority of the shares of Company Stock outstanding immediately prior the Closing.

8.                    Termination

8.1                 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

8.1.1            by mutual written consent of Purchaser and the Shareholders;

8.1.2            by Purchaser at its written election during the Due Diligence Period in the event that Purchaser disapproves of the results of its Due Diligence;

8.1.3           by any party hereto if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

8.1.4           by any party hereto if the Closing shall not have been consummated by March 31, 2014; provided, however, that the right to terminate this Agreement under this Section 8.1.4 shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

8.1.5           by Purchaser upon a material breach of any provision of this Agreement by the Company or any Shareholder, if such breach is not cured (if capable of cure) within 30 days of written notice from Purchaser to such breaching party.

8.1.6          by the Company and the Shareholders, acting together, upon a material breach by Purchaser of this Agreement, if such breach is not cured (if capable of cure) within 30 days of Purchaser’s receipt of written notice sent from and signed by the Company and each Shareholder.

Acquisition and Stock Purchase Agreement

Except as expressly set forth in this Section 8.1, this Agreement may not be terminated by Purchaser, the Company or the Shareholders.

8.2               Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the applicable party (subject to any applicable cure periods in Section 8.1.5 and Section 8.1.6), as terminating party, to the other parties.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3, Section 8.4 and Section 9 (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

8.3               Fees and Expenses.  All fees and expenses (including all legal fees, audit fees, due diligence fees, finder fees and advisory fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Acquisition is consummated.

8.4                Termination Fee.  If this Agreement is terminated by Purchaser pursuant to Section 8.1.5 because the Company or any Shareholder breached Section 6.2, Section 6.3, Section 6.5 or Section 6.6 of this Agreement, the Shareholders shall pay Purchaser, within thirty (30) days after termination, a nonrefundable fee in an amount equal to $500,000.

9.                    Miscellaneous

9.1              Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of Purchaser and the Shareholders; provided, that Purchaser, in its sole discretion, may assign all or any portion of its rights, interests and obligations hereunder to any affiliate of Purchaser, and provided, further, that such assignee assumes and agrees in writing with the Shareholders to perform all of Purchaser’s obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

9.2               Modifications, Amendments and Waivers.  Except as expressly provided herein, neither this Agreement nor any term hereof may be modified, amended, waived or supplemented other than by a written instrument referencing this Agreement and signed by Purchaser and each of the Shareholders.  Any such modification, amendment, waiver or supplement effected in accordance with this Section 9.2 shall be binding upon each Shareholder.  The conditions to each party’s obligations to consummate the Acquisition are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law in a writing signed by such party or by closing with actual knowledge that a condition to the Closing has not been satisfied; provided, however, that any such waiver of a condition of the Closing shall not be deemed a waiver of any other right or remedy of any party, including without limitation in respect of misrepresentations, breaches of warranty or covenant, or any right to indemnification.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Acquisition and Stock Purchase Agreement

9.3               Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law.  All parties consent to the exclusive jurisdiction and venue in Phoenix, Arizona.

9.4               Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

9.5                Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6                Notices.  All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified as follows:

If to Purchaser:	RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253
Attention: Chief Executive Officer
Facsimile: (602) 522-3001

with a copy (which shall not constitute notice) to:

Acquisition and Stock Purchase Agreement

Weintraub Tobin Chediak Coleman Grodin Law Corporation
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attention: Christopher Chediak
Telephone: (916) 558-60000
Facsimile: (916) 558-1611

If to a Shareholder:	to the address set forth on the signature page hereto.
If to Company:	H&N Distribution, Inc.
3000 Skyway Circle North
Irving, Texas 75038
Facsimile: (972) 570-4668

If to the Shareholder
Representative:	Mark S. McKnight
1601 Kingswood Lane
Colleyville, Texas 76034
Email: mcknight101@gmail.com
with a copy (which shall not constitute notice) to:
Conley Rosenberg & Brenneise, LLP
5080 Spectrum Dr. Suite 850E
Addison, TX 75001
Attention: Craig S. Brenneise
Facsimile: (972) 239-2244

9.7               Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.8               Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and any and all other written or oral agreements existing between the parties are expressly canceled.

9.9               Dispute Resolution.  If, following exhaustion of all procedures for indemnification, Setoff, and dispute resolution otherwise provided herein, a dispute with respect to this Agreement exists between the parties (an “Unresolved Dispute”), then, except with respect to equitable remedies pursued under this Agreement, such disputes shall be resolved in the manner set forth in this Section 9.9.

Acquisition and Stock Purchase Agreement

9.9.1           Arbitration.  If an Unresolved Dispute is not resolved by the parties hereto within thirty (30) days’ notice to the other parties hereto of such dispute, such Unresolved Dispute shall be submitted for, subject to and decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect as of the date of this Agreement ("AAA Rules"), except to the extent those rules are inconsistent with this Section 9.9.  Any arbitration must be held in Phoenix, Arizona by a single arbitrator mutually selected by the parties hereto or, if the parties hereto cannot agree on the appointment of such arbitrator, then each party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator.  The parties shall each pay one-half of the costs of the arbitrators.  The arbitrator's award shall be final, conclusive and binding upon all parties to this Agreement, and judgment may be entered upon it in any court of general jurisdiction.  The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such Proceedings.

9.9.2           Enforcement.  Each party hereto agrees and consents that any legal action, suit or proceeding seeking to enforce this Section 9.9 or to confirm or contest any arbitration award shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Phoenix, Arizona, or in the United States District Court located in Phoenix, Arizona and each party hereto agrees that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.

9.9.3           Prevailing Party.  In the event of arbitration filed or instituted between or among the parties pursuant to this Section 9.9, the prevailing party will be entitled to receive from the adverse party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award.  The prevailing party will be that party who is determined by the arbitrator to have prevailed on the major disputed issues.

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Acquisition and Stock Purchase Agreement

The parties have executed this Acquisition and Stock Purchase Agreement as of the date first written above.

THE PURCHASER:	SHAREHOLDERS:

RICEBRAN TECHNOLOGIES
/s/ Mark S. McKnight
Mark S. McKnight

/s/ W. John Short
W. John Short, Chief Executive Officer

/s/ Renee S. Ellis
Renee S. Ellis

THE COMPANY:

H&N DISTRIBUTION, INC.	MANAGEMENT ASSOCIATES INTERNATIONAL, INC.

/s/ Mark S. McKnight _
Mark S. McKnight, CEO	/s/ Richard A. Ellis
Richard A. Ellis, President

SHAREHOLDER REPRESENTATIVE:

/s/ Mark S. McKnight
Mark S. McKnight